Exhibit 10.2

EXECUTION VERSION

July 23, 2017

Rayonier Advanced Materials Inc.

1301 Riverplace Blvd. Suite 2300

Jacksonville, FL 33207

Dear Sirs/Madams:

Re: Support and Voting Agreement

Bennett Restructuring Fund, L.P. (“BRF”) and Bennett Offshore Restructuring Fund, Inc. (“BORF”, together with BRF, the “Shareholder”), understands that you and Tembec Inc. (the “Corporation”) are parties to an arrangement agreement dated May 24, 2017 as amended by an amending agreement dated the date hereof pursuant to which the Per Share Cash Amount is increased from C$4.05 to C$4.75 and the Exchange Ratio is increased from 0.2302 to 0.2542 (subject to proration such that 66.8% of the outstanding common shares of the Corporation (“Common Shares”) entitled to receive the Consideration receive the Per Share Cash Amount and 33.2% receive the Per Share Stock Consideration) (the “Arrangement Agreement”) contemplating an arrangement (the “Arrangement”) of the Corporation pursuant to Section 192 of the Canada Business Corporations Act, the result of which shall be your acquisition of all the Common Shares. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Arrangement Agreement.

The Shareholder will have the right to terminate this letter agreement in the event that, without the Shareholder’s prior written consent, the Arrangement Agreement is amended to reduce or adversely change the consideration to be received by holders of Common Shares or is amended in any other respect that is adverse to the Shareholder.

The Shareholder hereby agrees that from the date hereof until the earlier of the date on which (i) the parties hereto agree otherwise in writing, (ii) the Shareholder terminates this letter agreement in accordance with the prior paragraph, (iii) the Arrangement Agreement is terminated in accordance with its terms, or (iv) the Outside Date occurs it will:

(a)	vote or to cause to be voted all Common Shares owned by the Shareholder on the applicable record date (the “Holder Securities”) (which the Shareholder hereby represents constituted 17,092,445 Common Shares on June 19, 2017 and constitutes 16,458,145 Common Shares on the date hereof), and any other securities directly or indirectly acquired by or issued to the Shareholder after the date hereof, and to provide confirmation of such votes, (i) in favour of the Arrangement and any other matter necessary for the consummation of the Arrangement at the meeting of shareholders of the Corporation held to consider it or any adjournment thereof and (ii) against any proposed action or agreement which would impede, interfere with or delay the consummation of the Arrangement;

(b)	if requested by you, acting reasonably, deliver or to cause to be delivered to the Corporation, duly executed proxies or voting instruction forms, as applicable, in your favour or in favour of the Corporation, such proxies instructing the holder thereof to vote in favour of the Arrangement;

(c)	not solicit proxies or become a participant in a solicitation in opposition to, or competition with, the Arrangement Agreement or act jointly or in concert with others with respect to voting securities of the Corporation for the purpose of opposing or competing with you in connection with the Arrangement Agreement;

(d)	not exercise any rights to dissent in connection with the Arrangement;

(e)	not knowingly take any action which would materially impede, interfere with or delay the consummation of the Arrangement; and

(f)	not, directly or indirectly, knowingly solicit, encourage or facilitate a Company Acquisition Proposal, or accept or express support for any Company Acquisition Proposal.

Until the earlier of (i) the completion of the Company Special Meeting, (ii) the date the Arrangement Agreement is terminated in accordance with its terms and (iii) August 19, 2017, the Shareholder shall not, directly or indirectly, sell, transfer, gift, exchange, tender, pledge or assign or agree to sell, transfer, gift, exchange, tender, pledge or assign any of the Holder Securities or any interest therein, without your prior written consent.

The Shareholder represents and warrants that (i) it owned 17,092,445 Common Shares on June 19, 2017 and has the right to vote and sell all of those Common Shares at any Tembec shareholders meeting for which the record date is June 19, 2017, and (ii) on the date hereof it owns and has the right to vote and sell 16,458,145 Common Shares.

The Shareholder irrevocably and unconditionally consents to the details of this letter agreement being made publicly available as may be required pursuant to applicable Law. Without limiting the foregoing, the Shareholder (a) shall announce the nature of its obligation hereunder and its support for the Arrangement by means of a press release (which shall be subject to your approval acting reasonably) issued promptly following entry into this letter agreement and (b) consents to and authorizes the publication and disclosure by you and the Corporation of (i) its identity and holding of Holder Securities, the nature of its commitments and obligations under this letter agreement and its support for the Arrangement and (ii) any other information that you or the Corporation reasonably determines is required to be disclosed by applicable Law (provided that if such information relates to Bennett Management Corporation, the Shareholder, this letter agreement or the discussions between the parties hereto, no such disclosure shall be made without the Shareholder’s approval, acting reasonably), in each case in any press release or any other disclosure document in connection with the Arrangement and any transactions contemplated by the Arrangement Agreement.

This letter agreement shall be governed by the laws of the Province of Quebec and the federal laws of Canada applicable therein.

If the foregoing is in accordance with your understanding and is agreed to by you, please signify your acceptance by executing the enclosed copies of this letter where indicated below and returning the same to the undersigned, upon which this letter as so accepted shall constitute an agreement among us.

[The next page is the signature page.]

IN WITNESS THEREOF, the undersigned have executed this letter agreement as of the date first written above.

Bennett Restructuring Fund, L.P.

By:	Restructuring Capital Associates, L.P., its general partner

By: Bennett Capital Corporation, its general partner

By:	/s/ James D. Bennett

Name:	James D. Bennett
Title:	President

Bennett Offshore Restructuring Fund, Inc. By: Bennett Offshore Investment Corporation, its investment manager

By:	/s/ James D. Bennett
Name: James D. Bennett
Title: President

Accepted and agreed on this 23rd day of July, 2017.

Rayonier Advanced Materials Inc.

Per:	/s/ Paul G. Boynton
Name: Paul G. Boynton
Title: Chairman, President and CEO

[Signature Page to Support and Voting Agreement]